Exhibit 3.2

SECOND AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

VERIFYME, INC.

THIS SECOND AMENDMENT TO AMENDED AND RESTATED BYLAWS OF VERIFYME, INC. (this “Amendment”), is made as of January 27, 2016, by the Board of Directors of VerifyMe, Inc., a Nevada corporation f/k/a LaserLock Technologies, Inc. (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Corporation (the “Board”) previously adopted and approved the Amended and Restated Bylaws of the Corporation, effective as of December 17, 2003, as amended by that certain First Amendment to Amended and Restated Bylaws of the Corporation dated as of May 26, 2015 (the “Bylaws”);

WHEREAS, the Board desires to amend certain provisions of the Bylaws pursuant to the terms and provisions set forth herein below; and

WHEREAS, Section 10.1 of the Bylaws grants the Board with the power and authority to adopt, repeal, alter, amend and rescind the Bylaws, without the necessity of obtaining the approval of the stockholders of the Corporation.

NOW THEREFORE, for and in consideration of the foregoing premises, together with the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, sufficiency, delivery and adequacy of which is hereby acknowledged, the Board hereby amends the Bylaws as follows:

1. Amendments.

(a)	All references to “LaserLock Technologies, Inc.” contained in the Bylaws are hereby deleted and replaced in lieu thereof with “VerifyMe, Inc.”

(b)	The following Article XI is added immediately following Article X:

ARTICLE XI

Opt Out of Acquisition of Controlling Interest Statute

11.1. Opt Out of Acquisition of Controlling Interest Statute. The Corporation expressly elects not to be governed by or subject to Sections 78.378 to 78.3793, inclusive, of the NRS, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding acquisition of controlling interest.

2. No Other Amendments. The foregoing shall constitute the only amendments to the Bylaws, which shall remain in full force and effect in accordance with its terms.

3. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them as set forth in the Bylaws.

4. Approval. This Amendment was duly adopted by the written consent of all of the members of the Board of Directors of the Corporation in accordance with Section 10.1 of the Bylaws and § 78.315(2) of the Nevada Revised Statutes.

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that (a) he is the duly elected and qualified Secretary of VerifyMe, Inc., a Nevada corporation, and (b) the foregoing is a true and correct copy of the Second Amendment to the Amended and Restated Bylaws of the Corporation, duly adopted by the Board of Directors on January 27, 2016.

/s/ Paul Donfried
Paul Donfried, Secretary